Exhibit 99.1

Bio-Path Holdings to Present at 18th Annual TIDES: Oligonucleotide and Peptides Therapeutics Conference

HOUSTON—May 5, 2016 – Bio-Path Holdings, Inc., (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize™ liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced that Ana Tari Ashizawa, Ph.D., Director of Research, will deliver an oral presentation titled, “Clinical Studies of BP1001, a drug candidate utilizing DNAbilize™ Antisense DNA Technology, in Hematologic Malignancies,” at the 18th Annual TIDES: Oligonucleotide and Peptides Therapeutics Conference. Dr. Ashizawa’s presentation will take place on Thursday, May 12th at 2pm Pacific Time at the Long Beach Convention and Entertainment Center in Long Beach, CA.

“We are delighted to have Dr. Ashizawa highlight the potential of our DNAbilize™ antisense technology for the treatment of hematologic cancers amid an audience of leading researchers and drug developers in the field, elevating the awareness of our novel antisense DNA technology as we advance this promising lead program into Phase II studies,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path Holdings.

Clinical studies of BP1001, the lead DNAbilize™ drug candidate that targets Grb2 protein, demonstrated anti-leukemic activity and blast reduction. AraC is the frontline therapy for acute myeloid leukemia (AML) patients. Preclinical studies indicated that BP1001 enhanced AraC cytotoxicity in AML cells. Clinical studies have demonstrated the safety of the BP1001 + AraC combination in the safety segment of the Phase II trial. Results to date demonstrate this novel drug combination is well tolerated with positive anti-leukemic effects including several complete remissions in patients with treatment-resistant AML.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing DNAbilize™, its proprietary liposomal delivery and antisense technology, to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, BP1001 (Liposomal Grb2 antisense), is in a Phase II study for blood cancers and in preclinical studies for solid tumors. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369

Media

Tony Plohoros

6 Degrees

908-591-2839

tplohoros@6degreespr.com